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                                  Exhibit 99.1


For Immediate Release

                The Major Automotive Companies Reports Receipt of
                           Proposed Offer for Company

LONG ISLAND CITY, N.Y.--(BUSINESS WIRE) June 10, 2004 -- The Major Automotive Companies, Inc. (Nasdaq: MAJR - news) today reported that it has received a proposal letter contemplating a transaction pursuant to which an entity to be formed by Bruce Bendell, the Company's Chairman, President, Chief Executive Officer and Acting Chief Financial Officer, would be merged into the Company for cash consideration of approximately $0.70 per share.

The Company's Board of Directors has formed a special committee of independent directors for the purpose of evaluating Mr. Bendell's offer. The special committee is in the process of engaging a financial advisor to advise it in assessing Mr. Bendell's proposal.

There can be no assurance that any transaction with Mr. Bendell will occur, and, if any transaction occurs, what the terms and conditions of any such transaction would be.

Unless otherwise required by applicable securities laws, the Company does not expect to make any further public announcements regarding a transaction unless and until it has executed a definitive agreement with respect to such transaction. The Major Automotive Companies is a leading automotive dealership group in the New York Metropolitan area. For additional information, visit the Company's website at http://www.majorauto.com/. Note: The information contained in this press release, including any forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, contained herein, should be reviewed in conjunction with the Company's annual report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to that are unpredictable and outside of the influence and/or control of the Company.

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Contacts:

Eric Keltz, Esq.

(718)937-3700 x326